EXHIBIT 10.48

MUST-TAKE PREMISES AND RIGHT OF FIRST OFFER AGREEMENT

This Must-Take Premises and Right of First Offer Agreement (this “Agreement”) is executed as of the 7th day of November, 2016 by and among BOSTON PROPERTIES LIMITED PARTNERSHIP, a Delaware limited partnership having an address of 800 Boylston Street, Suite 1900, Boston, Massachusetts 02199-8103, Attention: Regional General Counsel (hereinafter called “BPLP”), THE TRUSTEES OF TEN CAMBRIDGE CENTER TRUST u/d/t dated March 15, 1988 recorded with the Middlesex South District Registry of Deeds at Book 18921, Page 233, as amended of record (hereinafter called the “10CC Trust”) and AKAMAI TECHNOLOGIES, INC., a Delaware corporation having an address of 150 Broadway, Cambridge, MA 02142, Attention: Real Property Administrator (hereinafter called “Akamai”).

R E C I T A L S

Reference is made to that certain Lease dated of even date herewith (the “145 Broadway Lease”) between The Trustees of Eleven Cambridge Center Trust (“145 Landlord”) and Akamai relating to certain premises (the “145 Broadway Premises”) in the building known as and numbered 145 Broadway, Cambridge, Massachusetts (the “145 Broadway Building”), which such 145 Broadway Premises are described with more particularity in the 145 Broadway Lease. The 145 Broadway Lease and the lease transaction contemplated therewith are hereinafter referred to as the “145 Lease Transaction”. The 145 Landlord is a Massachusetts nominee trust of which BPLP is the sole beneficiary.

Reference is further made to that certain Lease dated October 1, 2007 (the “90 Broadway Lease”) between BP FOUR CC LLC, a Delaware limited liability company (“90 Landlord”), and Akamai relating to certain premises (the “90 Broadway Premises”) in the building known as and numbered 90 Broadway, Cambridge, Massachusetts (the “90 Broadway Building”), which such 90 Broadway Premises are described with more particularity in the 90 Broadway Lease. The 90 Landlord is an affiliate of BPLP.

Reference is further made to that certain Lease dated October 1, 2007 (the “150 Broadway Lease”) between BPLP and Akamai relating to certain premises (the “150 Broadway Premises”) in the building known as and numbered 150 Broadway, Cambridge, Massachusetts (the “150 Broadway Building”), which such 150 Broadway Premises are described with more particularity in the 150 Broadway Lease.

In connection with the 145 Lease Transaction, Akamai and BPLP have agreed that Akamai shall also lease certain additional premises (the “Must Take Premises”) from BPLP or an affiliate of BPLP, as more fully set forth herein.

Reference is further made to that certain lease dated April 30, 1999 (as amended from time to time, the “Existing 105 Lease”) between the 10CC Trust and Biogen IDEC MA INC. for premises in the building known as and numbered 105 Broadway, formerly known as 10 Cambridge Center (the “105 Broadway Building”).
In connection with the 145 Lease Transaction, Akamai and the 10CC Trust have agreed that Akamai shall also have a right of first offer (the “Right of First Offer”, as more fully set forth in Section 4.1 hereof) to lease the 105 Broadway Building, as more fully set forth herein.

Accordingly, BPLP and the 10CC Trust (for purposes of Articles IV and V hereof) are entering into this Agreement with Akamai respecting the Must Take Premises and the Right of First Offer as an integral part of the 145 Lease Transaction.

NOW THEREFORE, in consideration and as an integral part of the 145 Lease Transaction, the mutual provisions herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby mutually acknowledged, BPLP, the 10CC Trust (for purposes of Articles IV and V hereof) and Akamai hereby agree as follows:

I.    DEFINITIONS

MTP Buildings:
The following buildings in the Kendall Center development in Cambridge, Massachusetts, but only if owned by BPLP or an affiliate of BPLP: the 150 Broadway Building, the 105 Broadway Building, and any new office building to be constructed within the area between the 105 Broadway Building and the 145 Broadway Building shown on Exhibit A attached hereto and made a part hereof and containing not less than 150,000 square feet of rentable area of office space (the “Potential Future Building”).

Must Take Premises:	The total rentable area of office space in any of the 105 Broadway Building, the Potential Future Building or the 150 Broadway Building, designated as herein provided.

MTP Lease:	Any lease by Akamai of the Must Take Premises entered into pursuant to Article III of this Agreement.

RFO Premises:	All of the office space in the 105 Broadway Building.

RFO Premises Lease:	Any lease by Akamai of the RFO Premises entered into pursuant to Article IV of this Agreement.

II.     DESIGNATION OF MUST TAKE PREMISES

2.1	BPLP to Designate
On or before the achievement of the Second Milestone, as such term is defined in the 145 Broadway Lease, but not earlier than August 25, 2017 (the “MTP Designation Date”), BPLP shall (or shall cause one of its affiliates which owns the Must Take Premises to) deliver to Akamai written notice (“MTP Designation Notice”) designating the Must Take Premises. The MTP Designation Notice shall specify (i) the location and rentable area of the Must Take Premises, and (ii) the delivery date with respect thereto (“MTP Designated Delivery Date”). If the Must Take Premises are in the 150 Broadway Building, then the MTP Designated Delivery Date set forth in the MTP Designation Notice shall be the day after the then-current expiration date of the 150 Broadway Lease. If the Must Take Premises are in the Potential Future Building or the 105 Broadway Building, then the MTP Designated Delivery Date set forth in the MTP Designation Notice shall be a date certain within the period (“MTP Delivery Date Window”) from January 1, 2019 to December 31, 2022. Notwithstanding anything to the contrary herein contained, if the 145 Broadway Lease is no longer in full force and effect at (or at any time before) the time that BPLP would otherwise designate the Must Take Premises hereunder, then Articles II and III of this Agreement shall immediately become null and void, and neither BPLP nor Akamai shall have any further rights or obligations thereunder. Unless Articles II and III are voided prior to the MTP Designation Notice and except as otherwise expressly provided in Article III below, the respective obligations of the MTP Landlord and Akamai to enter into the MTP Lease shall be absolute.

2.2	Priority of MTP Buildings
BPLP’s designation of the Must Take Premises shall be subject to the following:

A.	The Must Take Premises shall be located in one of the MTP Buildings.

B.
If BPLP reasonably anticipates on the MTP Designation Date that the base building construction of the Potential Future Building will be completed, and the Potential Future Building will be available for lease, during the MTP Delivery Date Window, then BPLP shall designate the Must Take Premises within the Potential Future Building. Akamai acknowledges that BPLP has no current plans to build the Potential Future Building, and has no obligation so to do.

C.
If BPLP does not reasonably anticipate on the MTP Designation Date that the base building construction of the Potential Future Building will be completed, and the Potential Future Building will be available for lease, during the MTP Delivery Date Window, but BPLP reasonably anticipates on the MTP Designation Date that the 105 Broadway Building will be available for lease during the MTP Delivery Date Window, then BPLP shall designate the Must Take Premises within the 105 Broadway Building. Akamai acknowledges that the 105 Broadway Building is currently leased to another tenant pursuant to the Existing 105 Lease for a term extending beyond the MTP Delivery Date Window, and that the Must Take Premises can only be located in the 105 Broadway Building if such Existing 105 Lease is terminated. Akamai acknowledges that the 105 Landlord (as defined in Section 4.1 hereof) is under no obligation to so terminate the Existing 105 Lease.

D.
If BPLP does not reasonably anticipate on the MTP Designation Date that the base building construction of the Potential Future Building will be completed, and the Potential Future Building will be available for lease, during the MTP Delivery Date Window, and does not reasonably anticipate on the MTP Designation Date that the 105 Broadway Building will be available for lease during the MTP Delivery Date Window, then BPLP shall designate the Must Take Premises within the 150 Broadway Building.

III.     DEMISE OF MUST TAKE PREMISES

3.1	Must Take Premises Lease

A.	BPLP and Akamai shall in good faith negotiate the MTP Lease, as more fully set forth in Section 3.7 below. The landlord under the MTP Lease is herein referred to as the “MTP Landlord”.

B.
The MTP Lease shall be upon all of the same terms and conditions as the 145 Broadway Lease, except (i) to the extent inconsistent with the provisions of this Agreement (including, without limitation, provisions relating to who will perform the initial construction work on the Must Take Premises), and (ii) to the extent modifications are necessary to reflect the fact that the Must Take Premises is located in an existing building (in the case of the 105 Broadway Building or the 150 Broadway Building) and is of a smaller square footage than the 145 Broadway Premises (including, without limitation, modification of provisions relative to the number and location of parking privileges allocated to the Must Take Premises, but the provisions of the 145 Broadway Lease concerning the Parking Experience Standard as applicable to the garage in the 145 Broadway Building and the relative preference order of the location of parking shall also apply to the MTP Lease). Without limiting the foregoing, the MTP Lease shall contain the provisions concerning Lewin Park that are contained in the 145 Broadway Lease.

3.2    Economic Terms of the MTP Lease

A.
The “Annual MTP Market Rent” for the Must Take Premises (i) shall be $63.50 per rentable square foot per annum beginning on January 1, 2020, and increasing $1.00 per rentable square foot per annum on each January 1 thereafter if the Must Take Premises are located in the 150 Broadway Building or the 105 Broadway Building, and (ii) shall be the Potential Future Building Market Rent, as hereinafter defined, if the Must Take Premises are located in the Potential Future Building. For purposes hereof, the “Future Building Market Rent” (i) shall be the annual fair market rent for the Must Take Premises in the Potential Future Building as of the commencement date with respect thereto, based upon the use of such space as first class office space utilizing properties of similar character within the Kendall Square market area, and fully net of Operating Expenses or Taxes, and (ii) shall include provisions for a tenant improvement allowance and a rent-free buildout period commensurate with the annual fair market rent designated in subsection (i) above. Notwithstanding the foregoing, rent under the MTP Lease shall not commence until the rent commencement date thereunder which, in the case where the Must Take Premises are located in the 150 Broadway Building or the 105 Broadway Building, may be after January 1, 2020. In such event, the beginning rent shall be the rent that would be in effect on such rent commencement date pursuant to the formula set forth above. By way of example only, if the rent commencement date for Must Take Premises located in the 105 Broadway Building or the 150 Broadway Building were to occur on January 15, 2021, the rent thereunder would start at $64.50 per rentable square foot per annum, and would increase $1.00 per rentable square foot per annum on each January 1 thereafter, beginning January 1, 2022. BPLP shall designate the Potential Future Building Market Rent in good faith, and shall include such designation in the MTP Designation Notice, if the Must Take Premises designated by Landlord are located in the Potential Future Building.

B.
If the Must Take Premises are located in either the 105 Broadway Building or the 150 Broadway Building, the MTP Landlord shall provide Akamai with a tenant improvement allowance of $75.00 per rentable square foot (the payment of which shall be guaranteed by BPLP) toward the cost of leasehold improvements to be installed by Akamai in the Must Take Premises, and the MTP Landlord shall have no obligation to make any additional leasehold improvements.

C.
Notwithstanding anything to the contrary herein contained, if Tenant disagrees with BPLP's designation of Future Building Market Rent in the MTP Designation Notice, then Tenant may notify BPLP in writing thereof (“Tenant's Future Building Market Rent Objection Notice”) within fifteen (15) business days after receipt of the MTP Designation Notice, whereupon the parties shall negotiate in good faith for a period of fifteen (15) business days after delivery of Tenant's Future Building Market Rent Objection Notice (the “Market Rent Negotiation Period”) and if the parties are not able to agree on the Potential Future Building Market Rent within such Market Rent Negotiation Period, then BPLP's designation of Must Take Premises in the Potential Future Building in BPLP's MTP Designation Notice shall be null and void, and BPLP shall again designate other Must Take Premises to Tenant within fifteen (15) business days after the expiration of the Market Rent Negotiation Period in accordance with the provisions of Sections 2.1 and 2.2 hereof, but disregarding all references to the Potential Future Building and the MTP Designation Date.

D.	Except as otherwise set forth in this Section 3.2, the economic terms for the MTP Lease shall be the same as those under the 145 Broadway Lease, modified in accordance with this Article III.

3.3    Term of the MTP Lease

A.
If the Must Take Premises are in the 150 Broadway Building, then the commencement date and rent commencement date under the MTP Lease will be the Commencement Date under the 145 Broadway Lease, and if the 145 Broadway Lease is terminated prior to the Commencement Date thereunder, then the MTP Lease shall immediately become null and void. If the 145 Broadway Lease is not terminated prior to the Commencement Date thereunder, then upon the Commencement Date for the 145 Broadway Lease, the MTP Lease with respect to the 150 Broadway Building shall amend and restate the existing 150 Broadway Lease in its entirety.

B.
If the Must Take Premises are in the 105 Broadway Building, then the commencement date and rent commencement date under the MTP Lease will be the date the MTP Landlord delivers the Must Take Premises to Tenant, broom-clean and free of tenants or other occupants, and otherwise in its “as-is” condition (but with the tenant improvement allowance set forth in Section 3.2.B. above), without any obligation on the part of the MTP Landlord to perform any work to the MTP (the “105 MTP Actual Delivery Date”).

C.
If the Must Take Premises are in the Potential Future Building, then the commencement date and rent commencement date under the MTP Lease will be the earlier of (i) the date six (6) months after the PFB MTP Actual Delivery Date (but not earlier than July 1, 2019 and not later than June 30, 2023) and (ii) the date Akamai first occupies the Must Take Premises for business purposes. As used herein, the “PFB MTP Actual Delivery Date” shall be the date the MTP Landlord delivers the Must Take Premises to Akamai, with base building construction completed, broom clean and free of tenants or other occupants.

D.
Regardless of which MTP Building contains the Must Take Premises, the term for the Must Take Premises shall expire on the initial Expiration Date of the 145 Broadway Lease (subject to an extension option to match the Extension Term in the 145 Broadway Lease).

3.4    Additional Provisions of the MTP Lease

A.
During any period in which (x) the MTP Landlord and the 145 Broadway Landlord are both affiliated with BPLP, and (y) Akamai is the tenant under both the 145 Broadway Lease and the MTP Lease, if the 145 Broadway Lease is terminated by the 145 Broadway Landlord due to a Casualty (as defined in the 145 Broadway Lease), then Akamai shall also have the right to terminate the MTP Lease by written notice given to the MTP Landlord within twenty-five (25) business days after the 145 Broadway Landlord's notice of termination of the 145 Broadway Lease, such termination of the MTP Lease to be effective on a date certain specified by Akamai (the “Specified MTP Termination Date”) which shall be not less than nine (9) nor more than twenty-four (24) months after the effective date of the termination of the 145 Broadway Lease. However, the foregoing provision entitling Akamai to terminate the MTP Lease shall not be binding on any lender that has taken possession (via foreclosure, deed in lieu of foreclosure, or other possessory interest granted by the mortgage) of the MTP Premises or any future purchaser of the MTP Building that is not affiliated with BPLP.

B.
As noted above, if the Must Take Premises are in the 150 Broadway Building, and if the 145 Broadway Lease is terminated prior to the Commencement Date thereunder, then the MTP Lease shall immediately become null and void, but the provisions of the existing 150 Broadway Lease and the 90 Broadway Lease shall remain in full force and effect in accordance with their terms.

C.
If the Must Take Premises are in either the 105 Broadway Building or the Potential Future Building, and if the 145 Broadway Lease is terminated by Akamai, or by the 145 Landlord pursuant to an Entitlement Condition Termination Right, prior to the Commencement Date thereunder, then Akamai shall have the option to terminate the MTP Lease, provided that (a) Akamai shall give the MTP Landlord written notice thereof within twenty-five (25) business days after the termination of the 145 Broadway Lease, (b) the effective date of such termination shall be immediate if Akamai has not yet occupied the Must Take Premises, and two (2) years after the termination of the 145 Broadway Lease if Akamai has occupied the Must Take Premises, and (c) Akamai shall pay a fee (“Termination Fee”) equal to the unamortized brokerage commission(s), if any, paid by the MTP Landlord plus the amount of tenant improvement allowance(s) paid by the MTP Landlord to Akamai or to third parties at Akamai’s direction, amortized over the term of the MTP Lease using an interest rate of 8%, to the MTP Landlord. If Akamai has not yet occupied the Must Take Premises, then the Termination Fee shall be due upon the later to occur of (x) the time Akamai delivers such termination notice, and (y) the date thirty (30) days after Landlord certifies to Akamai the costs included in the Termination Fee. If Akamai has occupied the Must Take Premises, then fifty percent (50%) of the Termination Fee shall be due upon the later to occur of (x) the time Akamai delivers such termination notice, and (y) the date thirty (30) days after Landlord certifies to Akamai the costs included in the Termination Fee, and the remaining fifty percent (50%) of the Termination Fee shall be due on the earlier of (i) the date one (1) year following the termination of the 145 Broadway Lease, and (ii) the Specified MTP Termination Date.

3.5    Connector

A.
Connector. Akamai desires to have the 145 Broadway Building connected via a pedestrian walkway (the “Connector”) to the Must Take Premises, and may approach the City of Cambridge for the necessary approvals to construct the Connector (the “Connector Permits”). Akamai agrees not to apply for the Connector Permits, or to discuss the same formally or informally with City of Cambridge officials, until the earlier to occur of (x) such time as BPLP has notified Akamai that it has obtained all of the Zoning Permits (as defined in the 145 Broadway Lease) and (y) such time as Akamai is able to independently verify that BPLP has actually obtained the Zoning Permits.

B.
Permits and Construction. BPLP and Akamai acknowledge (i) the Connector can only be constructed if the Connector Permits are obtained, all of which will be Akamai’s sole responsibility (except that BPLP or the 145 Landlord, at Akamai’s expense, shall obtain the building permit for the Connector (the “Connector Building Permit”)), and BPLP agrees to cooperate with Akamai (as more fully set forth in Section 3.5.F. below), (ii) the Connector will need to be designed to be compatible with the design of the 145 Broadway Building and the applicable MTP Building, (iii) BPLP shall have approval rights over the Connector in accordance with the provisions of Article IV of the 145 Broadway Lease and the MTP Lease prior to the respective Commencement Dates thereunder, and in accordance with the provisions of Article IX of the 145 Broadway Lease and the MTP Lease after the respective Commencement Dates thereunder (and for purposes thereof, the Connector shall be considered an alteration to the premises demised under such leases, provided that in accordance with the provisions of Article IV of the 145 Broadway Lease and the applicable provisions of the MTP Lease, prior to the Commencement Date of the applicable lease, BPLP will make changes to the Base Building Plans (as that term is defined in the 145 Broadway Lease) in order to accommodate the construction of the Connector, but such changes shall be at Akamai’s sole cost and expense, and Akamai shall be responsible for any Tenant Delay (as defined in the 145 Broadway Lease) incurred in connection therewith), and (iv) if Akamai obtains the Connector Permits (other than the Connector Building Permit) and BPLP approves the Connector as aforesaid, BPLP shall obtain the Connector Building Permit and shall construct the Connector in accordance with the approved plans therefor at Akamai’s sole cost and expense (subject to the provisions of Section 5.15 below) and with due diligence, and shall maintain and repair the Connector at Akamai’s sole cost and expense throughout the term of the applicable lease. Notwithstanding anything to the contrary herein contained, Akamai shall be obligated to pay for the cost of removing the Connector and restoring any damage caused by its installation or removal, upon receipt of invoices and such other documentation as Akamai shall reasonably request evidencing such removal and restoration costs, at the expiration or earlier termination of either the 145 Broadway Lease or the MTP Lease, unless the 145 Landlord and the MTP Landlord both otherwise agree in writing, which shall be at their sole discretion.

C.	GFA Reservation.

i.
Notwithstanding anything to the contrary herein contained, BPLP agrees that it will reserve not less than Two Thousand (2,000) square feet of GFA (as defined in Section 1.3(C) of the 145 Broadway Lease) (the “145 Connector GFA Reservation”) available for allocation to the Connector until the date (the “Outside Connector GFA Reservation Date”) that is the earlier to occur of (x) the date which is ten (10) business days after receipt by Tenant of the Binney Design Notification (as defined in subsection C.ii below), or (y) December 31, 2018. Accordingly, if in the course of obtaining the Connector Permits and constructing the Connector, the Connector Permits require that XX square feet of GFA be allocated thereto for purposes of determining whether the Building complies with the applicable maximum floor area ratio and other legal requirements related to GFA, then as long as XX is less than the Connector GFA Reservation, and as long as Akamai obtains the Connector Permits (other than the Connector Building Permit) on or before the Outside Connector GFA Reservation Date, then such GFA requirement shall not affect BPLP's obligation to permit Akamai to construct the Connector, but if either of the foregoing conditions are not true then BPLP shall have the right, in its sole and absolute discretion, to refuse to permit the construction of the Connector (subject, however, to the provisions of Section 3.6).

ii.
BPLP shall notify Akamai in writing (“Binney Design Notification”) at least thirty (30) business days prior to the date on which BPLP or an affiliate of BPLP files for building design approval with the City of Cambridge for the building to be built on the site of the building currently known as 250 Binney Street, Cambridge, MA.

iii.
Akamai may elect, by written notice (“Akamai’s GFA Election”) to BPLP delivered on or before the earlier to occur of (a) the date that is ten (10) business days after receipt of the Binney Design Notification, and (b) December 31, 2018, to have the 145 Connector GFA Reservation continue after the Outside Connector GFA Reservation Date. Such election shall constitute an irrevocable election to add the Deemed Connector RSF, as hereinafter defined, to the premises leased under the 145 Broadway Lease (subject to later allocation of the Deemed Connector RSF between the 145 Broadway Lease and the MTP Lease if and when the Connector is built), as more fully set forth below.

D.	Rent.

i.
If the Connector is built at Akamai’s request, or if Akamai timely delivers Akamai’s GFA Election, Akamai shall be obligated to pay rent to the 145 Landlord and the MTP Landlord in accordance with the provisions hereof, which shall be incorporated into amendments to both the 145 Broadway Lease and the MTP Lease.

ii.
If the Connector is built at Akamai’s request, or if Akamai timely delivers Akamai’s GFA Election (in which case regardless of whether or not the Connector has been built), Akamai shall be obligated to pay base rent and additional rent with respect to the Connector or the GFA Reservation, as the case may be, based upon a fixed number of 2,320 square feet of rentable floor area (the “Deemed Connector RSF”) regardless of the actual size of the Connector. Prior to construction of the Connector, the Deemed Connector RSF shall be allocated entirely to the 145 Broadway Lease; after the construction of the Connector, the Deemed Connector RSF shall be allocated between the 145 Broadway Lease and the MTP Lease on the basis, if any, required by the Connector Permits, or in the absence thereof, on a pro rata basis, based on the relative overall rentable floor area of the premises demised to Akamai pursuant to such leases.

iii.
Base rent for the Deemed Connector RSF shall be at the same rate from time to time, on a per rentable square foot basis, as that for the premises demised under the 145 Broadway Lease. All costs, including real estate taxes, related to construction and maintenance of the Connector shall be paid by Akamai.

E.	Commencement of Rent.

i.
If Akamai timely delivers Akamai’s GFA Election to BPLP, such delivery shall constitute an irrevocable election to have the Deemed Connector RSF added to the premises under the 145 Broadway Lease and the MTP Lease in accordance with Section 3.5.D.ii. above, regardless of whether or not the Connector Permits are ever obtained or the Connector is ever built. In such event, rent for the Deemed Connector RSF shall commence:

x.	If Akamai’s GFA Election was not in response to a Binney Design Notification, on the earlier of:

i.	the later of (a) January 1, 2020, and (b) the Commencement Date under the 145 Broadway Lease, and

ii.	the date of substantial completion of the Connector.

y.	If Akamai’s GFA Election was in response to a Binney Design Notification, on the earlier of:

i.	the rent commencement date under the first lease that the owner of the building built pursuant to the Binney Design Notification enters into,

ii.	the date that is twenty-four (24) months after the date of the Binney Design Notification, and

iii.	the date of substantial completion of the Connector.

Rent payable pursuant to this Section 3.5.E.i. is hereinafter referred to as “GFA Election Rent.” In connection with the foregoing, it is understood and agreed that in the event that the 145 Broadway lease is terminated pursuant to an exercise by either the 145 Landlord or Akamai of its termination rights under Article IV of said 145 Broadway Lease, Akamai shall no longer be obligated to make any payments on account of GFA Election Rent from and after the effective date of termination of the 145 Broadway Lease.

ii.
If the Connector is being built at Akamai’s request without Akamai having made Akamai’s GFA Election (and provided that no GFA Election Rent is already in effect), if Tenant obtains the Connector Permits on or before December 31, 2018, then rent for the Deemed Connector RSF shall commence on the later to occur of:

x.	the later to occur of (a) the Commencement Date under the 145 Broadway Lease and (b) the Commencement Date under the MTP Lease, and

y.	the date of substantial completion of the Connector.

iii.
If the Connector is being built at Akamai’s request without Akamai having made Akamai’s GFA Election (and provided that no GFA Election Rent is already in effect), if Tenant obtains the Connector Permits on or after January 1, 2019 and provided that Landlord has not defaulted in any of its obligations to construct the Connector (in which event rent for the Deemed Connector RSF would commence on the date of substantial completion of the Connector, if later than the dates specified under subsections x and y below), then rent for the Deemed Connector RSF shall commence on the later to occur of:

x.	the Commencement Date under the 145 Broadway Lease, and

y.	the Commencement Date under the MTP Lease.

F.
Parties to Cooperate. BPLP and Akamai agree to cooperate with each other in connection with obtaining the Connector Permits. Without limitation, BPLP, on behalf of itself and the MTP Landlord, shall (i) provide an officer or employee of BPLP or Boston Properties Limited Partnership to attend and participate in all meetings, hearings, and the like regarding the Connector Permits, as reasonably requested by Akamai on reasonable prior notice, provided that BPLP shall not have any liability with respect thereto or be put to any material cost or expense in connection therewith after reimbursement by Akamai for BPLP’s actually-incurred third party reasonable costs, and (ii) support Akamai’s application for the Connector Permits in good faith, and not take any action to indicate, formally or informally, that BPLP or the MTP Landlord does not support Akamai’s application for the Connector Permits. Where no other time frame is specifically stated herein, BPLP, on behalf of itself and the MTP Landlord, shall respond to any request for comments or approval with respect to the Connector Permits, within five (5) business days after receipt of such request.

G.
Lease Amendments. If Akamai delivers Akamai’s GFA Election, or if the Connector Permits are granted and Akamai desires to construct the Connector, the parties will enter into amendments to the 145 Broadway Lease and the MTP Lease as reasonably required to reflect the foregoing. Without limitation, such documents shall provide that Akamai shall be obligated to pay for the cost of removing the Connector and restoring any damage caused by its installation or removal at the expiration or earlier termination of either the 145 Broadway Lease or the MTP Lease, unless the 145 Landlord and the MTP Landlord both otherwise agree in writing, which shall be at their sole discretion.

3.6    Retail Conversion
If the 145 Connector Reservation is no longer in effect, and the Connector has not been built, but Akamai nonetheless desires to pursue the Connector Permits and needs additional GFA in connection with obtaining the same, Akamai may notify the MTP Landlord that it wants to convert up to 2,000 square feet of Rentable Floor Area on the ground floor of Must Take Premises from office use to retail use (the “Converted Area”). The size, layout and location of the Converted Area shall be subject to the MTP Landlord's reasonable approval. If Akamai so notifies the MTP Landlord, the MTP Landlord will have the right (i) to recapture the Converted Area, provided that the MTP Landlord shall not thereafter lease such Converted Area for office purposes, or (ii) to permit Akamai to use the Converted Area or to sublease the Converted Area in accordance with the provisions of the MTP Lease to a subtenant, for use for retail purposes. The retail purposes to be permitted under a sublease from Akamai for the Converted Area shall be subject to the MTP Landlord's reasonable consent. Furthermore, in no event shall the Converted Area be leased by the MTP Landlord or subleased by Akamai for any of the uses listed on Exhibit J to the 145 Lease, or leased by the MTP Landlord or subleased by Akamai to any of the Named Companies, as such term is defined in Section 16.34 of the 145 Lease. If this Section 3.6 is applicable, the parties shall ensure that it is reflected in the MTP Lease, either directly in the MTP Lease itself (if the MTP Lease has not already been executed) or via an amendment to the MTP Lease (if the MTP Lease has already been executed).

3.7    Negotiation and Execution of the MTP Lease

A.
Upon the execution and delivery of this Agreement the parties shall use good faith efforts to negotiate as much of the MTP Lease as possible prior to the designation by Landlord of the Must Take Premises, and to finalize the MTP Lease within thirty (30) days from the date of the MTP Designation Notice (which such 30-day period may be extended by mutual written agreement of the parties in their reasonable discretion). It is the intent of the parties that while the MTP Lease shall be based on the form of the 145 Broadway Lease, the 145 Broadway Lease and the MTP Lease shall operate independently of each other except as may be expressly set forth therein with respect to Casualty as aforesaid.

B.
If despite the good faith efforts of the parties, the MTP Lease has not been executed within thirty (30) days from the date of the MTP Designation Notice (the “MTP Lease Arbitration Trigger Date”), then the following provisions shall apply:

i.
If the Must Take Premises were designated in the Potential Future Building, then BPLP's designation of Must Take Premises in the Potential Future Building in BPLP's MTP Designation Notice shall be null and void, and BPLP shall again designate other Must Take Premises to Tenant within fifteen (15) business days after the MTP Lease Arbitration Trigger Date in accordance with the provisions of Sections 2.1 and 2.2 hereof, but disregarding all references to the Potential Future Building and the MTP Designation Date.

ii.
If the Must Take Premises were designated in either the 105 Broadway Building or the 150 Broadway Building, then from the MTP Lease Arbitration Trigger Date until the execution of the MTP Lease, either Akamai or the MTP Landlord shall be entitled to deliver written notice to the other (the “30-Day Notice”) indicating that if the MTP Lease is not executed within thirty (30) days following delivery of the 30-Day Notice, then the provisions of the MTP Lease shall be submitted to arbitration (“MTP Lease Arbitration”) in accordance with the arbitration provisions set forth in Section 16.32 of the 145 Lease, as modified in this Agreement.

iii.	With respect to the MTP Lease Arbitration, the following provisions shall apply:

1.	The results of the MTP Lease Arbitration shall be binding on both parties, and both parties shall be obligated to enter into the MTP Lease in the form determined by the MTP Lease Arbitration.

2.	In no event shall the following provisions of the MTP Lease be subject to arbitration; rather, they shall be determined as set forth below:

a.	The economic terms of the MTP Lease shall be as set forth in Section 3.2 above.

b.	The commencement date, rent commencement date, expiration date and extension option of the MTP Lease shall be as set forth in Section 3.3 above.

c.
The MTP Lease shall incorporate the provisions set forth in Section 3.4 above which are applicable to the building containing the Must Take Premises (that is, the 105 Broadway Building or the 150 Broadway Building, as the case may be).

d.
With respect to construction of initial improvements in the Must Take Premises, the MTP Lease shall be structured as an absolute “as-is” deal (subject to the MTP Landlord's obligation to provide the tenant improvement allowance specified in Section 3.2 of this Agreement), with any alterations to be performed by the tenant thereunder pursuant to Article IX (and the provisions of Article IX of the 145 Lease shall be incorporated into the MTP Lease and shall not be subject to arbitration). Accordingly, except for provisions related to the payment of the tenant improvement allowance and the guaranty of such payment by BPLP, the provisions of Article IV of the 145 Broadway Lease relating to the construction and performance of Landlord’s Work (as that term is defined in the 145 Broadway Lease) will not be included in the MTP Lease.

3.
Except to the extent limited by subsection 2 above, only those portions of the MTP Lease which are specific to the building in which the Must Take Premises are located (including, without limitation, changes to the parking provisions as set forth in Section 3.1.B.(ii) hereof) shall be subject to arbitration. All other provisions of the MTP Lease shall be conformed to the 145 Lease, and where changes are necessary due to differences between the 145 Broadway Building and the building containing the Must Take Premises, wherever possible they shall be made mutatis mutandis.

IV.    AKAMAI’S RIGHT OF FIRST OFFER ON THE 105 BROADWAY BUILDING

4.1	Right of First Offer

A.
As of the date of this Agreement, the RFO Premises is owned by the 10CC Trust and leased by the 10CC Trust to Biogen IDEC MA Inc. pursuant to the Existing 105 Lease, the expiration date of which is currently June 30, 2038 (assuming that the tenant thereunder timely exercises all of its extension options). The tenant from time to time under the Existing 105 Lease is hereinafter referred to as the “Existing 105 Tenant”. The 10CC Trust is a Massachusetts nominee trust of which BPLP is the sole beneficiary. As of the date of this Agreement, the 10CC Trust represents and warrants that the RFO Premises is not subject to any mortgage or security agreement.

B.
For the period commencing on the Execution Date of 145 Broadway Lease and continuing throughout the lease term thereof (the “145 Broadway Lease Term”) (or, if the 145 Broadway Lease is terminated other than due to an Event of Default by Akamai prior to the Commencement Date thereunder (a “No Default Termination”), continuing through the lease term under the 150 Broadway Lease or the MTP Lease with respect to Must Take Premises in the 150 Broadway Building or the Potential Future Building, if applicable), on the conditions (the “RFO Conditions”, which conditions BPLP may waive by written notice to Akamai at any time), that as of both the time that the RFO Premises becomes available for reletting (as hereinafter defined) and as of the commencement date of Akamai’s leasing of the RFO Premises: (i) Akamai leases from the 145 Landlord at least 400,000 square feet of rentable floor area in the 145 Broadway Building (or, if less than 400,000 square feet of rentable floor area, all of the Office Portion of the 145 Broadway Building, as defined in the 145 Broadway Lease) or in the event of a No Default Termination, Akamai leases all of the office space at the 150 Broadway Building or has entered into the MTP Lease with respect to Must Take Premises in the 150 Broadway Building or the Potential Future Building, if applicable, (ii) no monetary or other material Event of Default of Akamai exists under the 145 Broadway Lease, the 90 Broadway Lease and/or the 150 Broadway Lease, (iii) except for a No Default Termination, the 145 Broadway Lease is still in full force and effect, (iv) Akamai has neither assigned the 145 Broadway Lease nor sublet more than 150,000 square feet of rentable floor area thereunder, and (v) the 105 Broadway Building is owned by the 10CC Trust or another entity affiliated with BPLP (such owner of the 105 Broadway Building (which is currently the 10CC Trust) from time to time, the “105 Landlord”), the 105 Landlord hereby grants to Akamai an ongoing Right of First Offer to lease the RFO Premises. If the RFO Conditions are not satisfied at the time that the 105 Landlord would otherwise deliver a RFO Availability Notice (as hereinafter defined) hereunder, then the 105 Landlord shall have no obligation to deliver such RFO Availability Notice, and Akamai’s Right of First Offer shall be of no further force and effect until the date on which the 105 Landlord has entered into, and both parties thereto have executed and delivered, a lease to a third party for the RFO Premises (“Third Party 105 Tenant”) and thereafter the RFO Premises again become available for reletting.

C.
When the RFO Premises becomes available for reletting, as hereinafter defined, the 105 Landlord shall notify Akamai (the “RFO Availability Notice”) of the availability of such space, which RFO Availability Notice shall contain the date of availability of such RFO Premises, the Annual RFO Market Rent (as defined below), the term, and the other business terms upon which the 105 Landlord is willing to so lease such space. The net effective rental rate set forth in the RFO Availability Notice expressed by the (i) Annual RFO Market Rent for the RFO Premises quoted by the 105 Landlord, (ii) the “build-out” period, if any, after the commencement of the lease term, (iii) the tenant improvement allowance, if any, and (iv) the length of the lease term, shall hereinafter be referred to as the “Offered Rental Terms.”

For the purposes hereof:

(1)
The “Annual RFO Market Rent” shall be the annual fair market rent for the RFO Premises as of the commencement date of the RFO Premises Lease, based upon the use of such space as first class office space utilizing properties of similar character within the Kendall Square market area, and fully net of Operating Expenses or Taxes.

(2)
The RFO Premises shall be deemed “available for reletting” when the 105 Landlord, in its sole judgment, determines that the Existing 105 Tenant (or the Third Party 105 Tenant, if applicable) will vacate the RFO Premises at the expiration or earlier termination of the Existing 105 Lease or the Third Party 105 Tenant's lease, as the case may be.

Akamai acknowledges and agrees that (i) Akamai’s Right of First Offer shall be subject and subordinate to the rights of the Existing 105 Tenant under the Existing 105 Lease and, if applicable, to the rights of the Third Party 105 Tenant under the Third Party 105 Tenant's lease, and (ii) notwithstanding anything contained in this Agreement to the contrary, the 105 Landlord's grant of extension rights to the Existing 105 Tenant with respect to any portion of the RFO Premises is and shall be superior to Akamai’s rights under this Agreement, even if such grant is contained in lease documents executed by the 105 Landlord and such Existing 105 Tenant after the date of this Agreement.

D.
If Akamai wishes to exercise Akamai’s Right of First Offer, Akamai shall do so, if at all, by giving the 105 Landlord notice (“Akamai’s RFO Exercise Notice”) within fifteen (15) business days after receipt of the RFO Availability Notice. Akamai’s RFO Exercise Notice shall indicate whether (i) Akamai accepts the Offered Rental Terms or (ii) disputes that the Offered Rental Terms are the Annual RFO Market Rent (a “Rent Dispute”). If Akamai’s RFO Exercise Notice is silent as to whether Akamai accepts the Offered Rental Terms or claims a Rent Dispute, it shall be deemed to constitute a notice of Rent Dispute.

If Akamai shall give Akamai’s RFO Exercise Notice, the 105 Landlord and Akamai shall in good faith negotiate the RFO Premises Lease. The RFO Premises Lease shall be on all of the terms and conditions of the 145 Broadway Lease, except (i) to the extent inconsistent with the provisions of this Agreement, (ii) to the extent inconsistent with the Offered Rental Terms (including, without limitation, provisions relating to who will perform any initial construction work on the RFO Premises), (iii) to the extent modifications are necessary to reflect the fact that the RFO Premises is located in an existing building and is of a smaller square footage than the 145 Broadway Premises (including, without limitation, modification of provisions relative to the number and location of parking privileges allocated to the RFO Premises, but the provisions of the 145 Broadway Lease concerning the relative preference order of the location of parking shall also apply to the RFO Premises Lease) and (iv) that the Annual Fixed Rent shall be (1) the amount specified in the RFO Availability Notice, if Akamai’s RFO Exercise Notice does not indicate a Rent Dispute, or (2) the amount determined in accordance with subsection (E) below, if Akamai’s RFO Exercise Notice does indicate a Rent Dispute (even if such final determination may occur after the full negotiation of the RFO Premises Lease, in which event such RFO Premises Lease shall nonetheless be executed and deemed binding, with the Annual Fixed Rent to be filled in once the final determination is made). Akamai and the 105 Landlord shall use good faith efforts to finalize the RFO Premises Lease within one hundred twenty (120) days from the date of Akamai’s RFO Exercise Notice (which such 120-day period may be extended by mutual written agreement of Akamai and the 105 Landlord in their reasonable discretion) (the “RFO Negotiation Period”). It is the intent of Akamai and the 105 Landlord that while the RFO Premises Lease shall be based on the form of the 145 Broadway Lease, the 145 Broadway Lease and the RFO Premises Lease shall operate independently of each other except as may be expressly set forth therein. If despite the good faith efforts of Akamai and the 105 Landlord, the RFO Premises Lease has not been executed by the expiration of the RFO Negotiation Period, then from the expiration of the RFO Negotiation Period until the execution of the RFO Premises Lease, either Akamai or the 105 Landlord shall be entitled to deliver written notice to the other (the “30-Day Notice”) indicating that if the RFO Premises Lease is not executed within thirty (30) days following delivery of the 30-Day Notice, Akamai’s lease of the RFO Premises shall be void, and of no further force or effect until the 105 Landlord has leased the RFO Premises to a Third Party 105 Tenant and thereafter the RFO Premises again become available for reletting.

E.	Rent Dispute.

i.
If Akamai shall give a RFO Exercise Notice that indicates a Rent Dispute, Akamai and the 105 Landlord shall negotiate in good faith for a period of fifteen (15) business days (“Negotiation Period”) to reach agreement on the Annual RFO Market Rent. If the parties reach such agreement within the Negotiation Period, then the Annual RFO Market Rent shall be the amount so agreed to by Akamai and the 105 Landlord.

ii.
If Akamai and the 105 Landlord do not reach agreement on the Annual RFO Market Rent during the Negotiation Period, then Akamai shall have the right, for a period of five (5) business days after the expiration of the Negotiation Period, to deliver to the 105 Landlord a request (“Broker Determination Request”) for a broker determination of Annual Market Rent in accordance with the provisions of Section 3.2 of the 145 Broadway Lease and Exhibit I thereto.

iii.	If Akamai shall timely deliver the Broker Determination Request, then the Annual RFO Market Rent shall be the Annual RFO Market Rent as determined by the broker determination.

iv.
It is understood and agreed that the time periods set forth in this subsection (E) shall run concurrently with the one hundred twenty (120) day lease negotiation period set forth in subsection (D) above (e.g., Akamai and the 105 Landlord may be negotiating the Annual Fixed Rent under subsection (E)(i) above and/or the broker determination process may be occurring at the same time as Akamai and the 105 Landlord are negotiating the terms and provisions of the RFO Premises Lease under subsection (D) above).

F.
If Akamai shall not timely give an Akamai’s RFO Exercise Notice, or Akamai shall timely give Akamai’s RFO Exercise Notice and the parties are unable despite the exercise of good faith to so enter into a RFO Premises Lease for the RFO Premises within the thirty (30) days following delivery of a 30-Day Notice as set forth in subsection (D) above, the 105 Landlord shall be free to lease such RFO Premises to any party (which party shall be considered a Third Party 105 Tenant) and Akamai shall have no further rights with respect to the RFO Premises until the RFO Premises again become available for reletting.

G.
If Akamai shall timely exercise its rights under this Agreement and if, thereafter, the then occupant of the RFO Premises wrongfully fails to deliver possession of such premises at the time when its tenancy is scheduled to expire, the 105 Landlord shall use reasonable efforts and due diligence (which shall be limited to the commencement and prosecution of an eviction proceeding within thirty (30) days after the date on which the hold-over commences, but shall not require the taking of any appeal) to evict such occupant from such space. In such event, the commencement of the term of Akamai’s occupancy and lease of such additional space shall, in the event of such holding over by such occupant, be deferred until possession of the additional space is delivered to Akamai. If such holding over exceeds ninety (90) days, Akamai may terminate the RFO Premises Lease, whereupon the foregoing Right of First Offer shall be of no further force or effect until the 105 Landlord has leased the RFO Premises to a Third Party 105 Tenant and thereafter the RFO Premises again become available for reletting. The failure of the then occupant of such premises to so vacate shall not constitute a default or breach by the 105 Landlord or BPLP and shall not give Akamai any right to terminate the 145 Broadway Lease or any right to deduct from, offset against or withhold Annual Fixed Rent or Additional Rent (or any portions thereof) payable under the 145 Broadway Lease.

H.
If the RFO Premises Lease has been entered into, and if the 145 Broadway Lease is terminated by Akamai, or by the 145 Landlord pursuant to an Entitlement Condition Termination Right, prior to the Commencement Date thereunder, then Akamai shall have the option to terminate the RFO Premises Lease, provided that (a) Akamai shall give the 105 Landlord written notice thereof within twenty (20) business days after the termination of the 145 Broadway Lease, (b) the effective date of such termination shall be immediate if Akamai has not yet occupied the RFO Premises, and two (2) years after the termination of the 145 Broadway Lease if Akamai has occupied the RFO Premises, and (c) Akamai shall pay the unamortized brokerage commission(s) (if any) and tenant improvement allowance(s) paid by the 105 Landlord to Akamai or to third parties at the direction of Akamai, amortized over the term of the RFO Premises Lease using an interest rate of 8%, to the 105 Landlord upon the later to occur of (x) the time it delivers such termination notice, and (y) the date thirty (30) days after the 105 Landlord certifies the amount of such costs to Akamai.

I.	Time is of the essence of this Section 4.1.

4.2	Termination of Right of First Offer
Notwithstanding anything to the contrary herein contained, if BPLP designates the 105 Broadway Building as the Must Take Premises, and Akamai and the 105 Landlord enter into the MTP Lease with respect thereto, then the foregoing Right of First Offer shall immediately become null and void.

V.    MISCELLANEOUS

5.1	Parties to Cooperate
BPLP, the 10CC Trust (for purposes of Articles IV and V hereof) and Akamai agree to cooperate with each other in good faith in connection with all facets of this Agreement, including without limitation the negotiation and execution of the MTP Lease and the RFO Premises Lease.

5.2	No Assignment
This Agreement shall not be mortgaged, pledged, hypothecated, sold, assigned or in any other manner transferred by Akamai, the 10CC Trust or BPLP whether voluntarily, involuntarily by operation of law or otherwise (collectively called “Transfer”).

5.3	Termination and Expiration Provisions
Articles II and III of this Agreement and each party’s rights under Articles II and III of this Agreement shall automatically terminate and shall be deemed null and void without any liability or obligation to Akamai or BPLP (or any affiliates thereof including, but not limited to Boston Properties, Inc.) if the 145 Broadway Lease shall be terminated (provided, however, that the termination of the 145 Broadway Lease shall have no effect on any executed MTP Lease, except as may be specifically set forth in such MTP Lease). Article IV of this Agreement and each party’s rights under Article IV of this Agreement shall automatically terminate and shall be deemed null and void without any liability or obligation to Akamai, the 10CC Trust or BPLP (or any affiliates thereof including, but not limited to Boston Properties, Inc.) if the 105 Broadway Building shall be owned by anyone other than the 105 Landlord (provided, however, that the ownership of the 105 Broadway Building by a party other than the 105 Landlord shall have no effect on any executed RFO Premises Lease, except as may be specifically set forth in such RFO Premises Lease). Furthermore, if there shall occur any Transfer (as defined in Section 5.2 hereof), then the non-Transferring party shall have the right to void this Agreement by written notice to the other parties at any time thereafter. This Agreement shall not bind any future owner of a MTP Building that is not an affiliate of BPLP, but if a MTP Lease has been entered into, the MTP Lease shall be binding on all future owners of the building containing the premises demised thereunder. This Agreement shall not bind any future owner of the 105 Broadway Building that is not a 105 Landlord.

5.4	Invalidity of Particular Provisions
If any term of this Agreement, or the application thereof to any person or circumstances, shall to any extent be invalid or unenforceable, the remainder of this Agreement, or the application of such term to persons or circumstances other than those as to which it is invalid or unenforceable, shall not be affected thereby, and each term of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

5.5	Brokerage Provision
BPLP, the 10CC Trust and Akamai each warrant and represent to the other that it has not dealt with any broker in connection with the consummation of this Agreement other than the broker, person or firm designated in Section 1.2 of the 145 Broadway Lease (the “Broker”); and in the event any claim is made against either party relative to dealings by the other party with brokers other than the Broker, each party shall defend the claim against the other with counsel of the non-breaching party’s selection and save harmless and indemnify the non-breaching party on account of loss, cost or damage which may arise by reason of such claim.

5.6	Notices
Whenever, by the terms of this Agreement, notice shall or may be given either to BPLP, the 10CC Trust or to Akamai, such notice shall be in writing and shall be sent (i) by registered or certified mail, postage prepaid or (ii) by hand, or (iii) by recognized overnight courier service providing evidence of delivery, charges prepaid:

If intended for BPLP or the 10CC Trust, addressed to BPLP or the 10CC Trust at the address set forth on the first page of this Agreement (or to such other address or addresses as may from time to time hereafter be designated by BPLP or the 10CC Trust by like notice) with a copy to BPLP, Attention: Regional General Counsel.

If intended for Akamai, addressed to Akamai at the address set forth on the first page of this Agreement (or to such other address or addresses as may from time to time hereafter be designated by Akamai by like notice) with a copy to McCarter & English, LLP, 265 Franklin Street, Boston, Massachusetts 02110, Attention: Cynthia B. Keliher, Esq.

Except as otherwise provided herein, all such notices shall be effective when received; provided, that (i) if receipt is refused, notice shall be effective upon the first occasion that such receipt is refused, (ii) if the notice is unable to be delivered, notice shall be effective upon the date such delivery was first attempted between the hours of 8 a.m. and 6 p.m. on a business day, (iii) if the notice address is a post office box number, notice shall be effective the day after such notice is sent as provided hereinabove or (iv) if the notice is to a foreign address, notice shall be effective two (2) days after such notice is sent as provided hereinabove.

Where provision is made for the attention of an individual or department, the notice shall be effective only if the wrapper in which such notice is sent is addressed to the attention of such individual or department.

Any notice given by an attorney on behalf of BPLP or the 10CC Trust or by BPLP’s managing agent shall be considered as given by BPLP and/or the 10CC Trust, as applicable, and any notice given by an attorney on behalf of Akamai shall be considered as given by Akamai, and each such notice, as applicable, shall be fully effective.

5.7	Counterparts
This Agreement may be executed in any number of identical counterparts and, if so executed, each of such counterparts is to be deemed an original for all purposes, and all such counterparts shall collectively constitute but one and the same agreement, but in making proof of this Agreement, it shall not be necessary to produce or account for more than one such counterpart.

5.8	Captions
The captions of the several Sections of this Agreement are for convenience and reference only, and the words contained therein shall in no way be held to explain, modify, amplify or aid in the interpretation, construction or meaning of the provisions of this Agreement.

5.9	Provisions Binding
Except only as herein expressly provided otherwise in this Agreement (including, without limitation, in Section 5.3 hereof), the terms, covenants and conditions hereof shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, executors, administrators, successors and assigns.

5.10	Entire Agreement
This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior dealings (whether oral or in writing) between them with respect to such subject matter; and there are no written, verbal or collateral understandings, agreements, representations or warranties not expressly set forth in this Agreement. No subsequent alteration, amendment, change, addition or other modification to this Agreement shall be binding upon BPLP or Akamai, unless reduced to writing and signed by the party or parties to be charged therewith.

5.11	Exculpation
Akamai shall neither assert nor seek to enforce any claim for breach of this Agreement against any of BPLP’s or the 10CC Trust’s assets other than BPLP’s or the 10CC Trust’s interest in (i) the 150 Broadway Building, prior to designation of the Must Take Premises, (ii) the building containing the Must Take Premises, after designation of the Must Take Premises, or (iii) the 105 Broadway Building with respect to Article IV (in any case, including rent and Casualty or Taking proceeds), and Akamai agrees to look solely to such interest for the satisfaction of any liability of BPLP or the 10CC Trust under this Agreement. Neither BPLP, nor any successor holder of BPLP’s interest hereunder, nor any beneficiary of any trust of which any person from time to time holding BPLP’s interest is trustee, nor any such trustee nor any member, manager, partner, director or stockholder, nor BPLP’s managing agent, shall ever be personally liable for any such liability. Neither the 10CC Trust, nor any successor holder of the 10CC Trust’s interest hereunder, nor any beneficiary of any trust of which any person from time to time holding the 10CC Trust’s interest is trustee, nor any such trustee nor any member, manager, partner, director or stockholder, nor the 10CC Trust’s managing agent, shall ever be personally liable for any such liability. This paragraph shall not limit any right that Akamai might otherwise have to obtain injunctive relief against BPLP or the 10CC Trust or their respective affiliates or successors-in-interest, or to take any other action which shall not involve the personal liability of BPLP or the 10CC Trust, or of any successor holder of BPLP’s or the 10CC Trust’s interest hereunder, or of any beneficiary of any trust of which any person from time to time holding BPLP’s or the 10CC Trust’s interest is trustee, or of any such trustee, or of any manager, member, partner, director or stockholder of BPLP or the 10CC Trust or BPLP’s or the 10CC Trust’s managing agent to respond in monetary damages from BPLP’s or the 10CC Trust’s assets other than BPLP’s or the 10CC Trust’s interest in said buildings, as aforesaid, but in no event shall Akamai have the right to terminate or cancel this Agreement. In no event shall BPLP or the 10CC Trust or BPLP’s or the 10CC Trust’s agents or employees (or any of the officers, trustees, directors, partners, beneficiaries, joint venturers, members, stockholders or other principals or representatives and the like, disclosed or undisclosed, thereof) ever be liable to Akamai for any indirect or consequential damages or loss of profits or the like. In no event shall Akamai or Akamai’s agents or employees (or any of the officers, trustees, directors, partners, beneficiaries, joint venturers, members, stockholders or other principals or representatives and the like, disclosed or undisclosed, thereof) ever be liable to BPLP or the 10CC Trust for any indirect or consequential damages or loss of profits or the like. In addition, in no event shall any officer, employee, trustee, director, partner, beneficiary, joint venturer, member, stockholder or other principal or representative and the like of Akamai, disclosed or undisclosed, ever be personally liable for any obligation of Akamai under this Agreement. The provisions of this Section 5.11 shall not affect the provisions of Section 5.3 providing that this Agreement will not be binding upon any future owner of 105 Broadway or 150 Broadway that is not an affiliate of BPLP.

5.12	Governing Law
This Agreement shall be governed exclusively by the provisions hereof and by the law of the Commonwealth of Massachusetts, as the same may from time to time exist excluding, however, the laws that may from time to time exist applicable to conflicts of law or choice of law.

5.13	Authority
Akamai hereby represents and warrants to BPLP and the 10CC Trust, and BPLP and the 10CC Trust hereby represent and warrant to Akamai, that it has the full right, power and authority to enter into this Agreement and to perform all of its respective obligations hereunder, and that the person(s) signing this Agreement on its behalf has the requisite lawful authority to do so.

5.14	No Recording
The parties agree not to record this Agreement.

5.15	Ownership During Construction
Notwithstanding anything to the contrary contained in this Agreement, Akamai’s obligation to make any payments to 145 Landlord prior to the Actual Substantial Completion Date (as such term is defined in the 145 Broadway Lease) with respect to the Connector and the New Building (as such term is defined in the 145 Broadway Lease) shall be subject to the following:

A.
Landlord shall provide Akamai with a written notice (“Landlord's Expended Costs Notice”), not less frequently than quarterly, of the amount 145 Landlord has thus far expended on Included Construction Period Costs, as defined in Section 5.15.E below. Such number shall be multiplied by 89.9% and the resulting amount shall be the “Maximum Payment Amount.” The Maximum Payment Amount shall be recalculated each time 145 Landlord issues a revised Landlord's Expended Costs Notice.

B.
Akamai shall never be obligated to pay, in the aggregate (payments by Akamai are inclusive of any reduction to Landlord's Contribution on account of the costs of any Tenant Change Orders, as those terms are defined in the 145 Broadway Lease), more than (x) the Maximum Payment Amount (as calculated from time to time) minus (y) the sum of (i) any payments previously paid by Akamai in connection with the New Building and the Connector which have been future valued at 4.7% to such point in time and (ii) the present value of any future payments that Akamai is obligated to make in connection with the New Building and the Connector discounted at 4.7% (but in each case excluding payments that are not required to be included in the calculation of the Akamai’s maximum guaranty amount under ASC 840-40-55), and any funds that would otherwise be due from Akamai to Landlord but for the provisions of this Section 5.15 shall be deferred until the day after the Actual Substantial Completion Date. Such deferred amounts are hereinafter called the “Deferred Amounts”. Upon the Actual Substantial Completion Date, all then-outstanding Deferred Amounts, if any, shall immediately cease being Deferred Amounts. Notwithstanding the foregoing, the following payments from Akamai shall not be included in the amounts that are subject to the Maximum Payment Amount:

i.
Akamai’s obligations for damages to 145 Landlord prior to the Actual Substantial Completion Date resulting from Akamai’s willful misconduct, misappropriation of funds, illegal acts, fraud, and bankruptcy.

ii.
Third-party damage claims (resulting from Akamai’s own actions or failures to act) paid by Akamai which are not related to Landlord’s Work (as such term is defined in the 145 Broadway Lease), for example slip and fall claims that occur on the 145 Broadway Premises.

C.	Deferred Amounts shall be due and payable within thirty (30) days after they cease being Deferred Amounts.

D.
Deferred Amounts shall accrue interest from the date which, absent the provisions of this Section 5.15, would have been the original due date hereunder (the “Unadjusted Due Date”) until the date actually paid hereunder. Such interest shall accrue at the rate of twelve percent (12%) per annum for the period from the Unadjusted Due Date until the earlier of (i) the date 145 Landlord issues a revised Landlord's Expended Costs Notice that indicates a Maximum Payment Amount sufficient to include the Deferred Amounts, or (ii) the date actually paid hereunder, and at the rate of fifteen percent (15%) per annum for the period, if any, between the date 145 Landlord issues a revised Landlord’s Expended Costs Notice that indicates a Maximum Payment Amount sufficient to include the Deferred Amounts, and the date actually paid hereunder. Such interest shall be in addition to any other payments of interest or late fees specified hereunder for late payments, recognizing that Deferred Amounts are not due until the date calculated in accordance with this Section 5.15.

E.
As used herein, “Included Construction Period Costs” shall mean, as of the date in question, the then-incurred project costs for the New Building and the Connector (excluding in both cases any costs for land) that are properly capitalizable under US GAAP incurred as of such date (after having adjusted such costs for any Accounting Force Majeure Costs). “Accounting Force Majeure Costs” shall mean the sum of (a) all costs and expenses incurred by 145 Landlord to restore the New Building and the Connector in connection with an Accounting Force Majeure Event (including (i) all capitalized interest and other collateral costs and carrying costs accruing on such cost necessary to repair and restore damage caused by such Accounting Force Majeure Event following such Accounting Force Majeure Event and (ii) capitalized interest and other collateral costs and carrying costs accruing as a result of time delays necessary to repair and restore damage caused by such Accounting Force Majeure Event following such Accounting Force Majeure Event) less the amount of all insurance proceeds applied to the restoration of the New Building and/or the Connector and (b) to the extent the New Building and/or the Connector is not restored following such Accounting Force Majeure Event, the reduction, if any, in fair market value of the New Building and/or the Connector as a result of such Accounting Force Majeure Event, as set forth in an appraisal in form and substance reasonably satisfactory to 145 Landlord conducted by an independent appraiser selected by 145 Landlord; provided, however, in no event shall the amount determined in the foregoing clause (b) be less than the remaining estimated cost to restore the New Building and/or the Connector to substantially the same condition as immediately prior to the Accounting Force Majeure Event. “Accounting Force Majeure Event” shall mean the occurrence of one or more events that causes damage to the New Building and/or the Connector or any portion thereof caused by 145 Landlord or 145 Landlord’s employees, agents, contractors or subcontractors, Acts of God including fire, floods, tornadoes, hurricanes, or any other causes unless such damage was caused by Akamai or its employees.

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WITNESS the execution hereof under seal as of the date and year first above written.

WITNESS:	BPLP:

____/s/ Elaine Treehen______________	BOSTON PROPERTIES LIMITED PARTNERSHIP, a Delaware limited partnership

By: BOSTON PROPERTIES, INC., a Delaware corporation

	By:	/s/ Michael A. Cantalupa
	Name:	Michael A. Cantalupa
	Title:	Senior VP Development
Hereunto duly authorized

AKAMAI:

WITNESS:	AKAMAI TECHNOLOGIES, INC.
a Delaware corporation
__/s/ Laura Walsh_______________

	By:	/s/ Erica J. Chapman
	Name:	Erica J. Chapman
	Title:	VP GRE+WP
Hereto duly authorized

WITNESS:	10CC TRUST:

______/s/ Elaine Treehen___________
TEN CAMBRIDGE CENTER TRUST,
a Massachusetts nominee trust

By: _/s/ Michael A. Cantalupa _____________
Michael A. Cantalupa, for himself
and his fellow Trustees of Ten
Cambridge Center Trust, but not
Individually
Hereunto duly authorized

EXHIBIT A

LOCATION OF POTENTIAL FUTURE BUILDING

SITE FOR POTENTIAL FUTURE BUILDING

BINNEY STREET
GALILEO GALILEI WAY
NORTH GARAGE
250 BINNEY STREET
145 BROADWAY
BROADWAY
105 BROADWAY
150 BROADWAY
LEWIN PARK
RESIDENCE INN
N

SITE FOR POTENTIAL FUTURE BUILDING